December 19, 2022

Mr. Frederick Crawford
1201 Front Avenue, Unit 503
Columbus, GA 31901

Dear Fred,

This correspondence summarizes the terms and conditions associated with your extended business travel next year. You will be working in the Aflac Life Insurance Japan, Ltd. ("Aflac Japan") office in Tokyo, Japan. As discussed in further detail below, while in Japan, you will continue to serve in your current role as President and Chief Operating Officer of Aflac Incorporated ("Aflac Inc." or the "Company"). To that end, while working in Japan, you will be expected to curtail and delegate your responsibilities related to the management and oversight of Aflac Inc.

Your employment agreement with Aflac Inc., dated June 15, 2015 (as amended), will remain in full force and effect; provided, to the extent any provision in this Agreement is inconsistent with the terms of your employment agreement, the terms of this Agreement will control but only with respect to, and during the period of, your extended business travel in Japan.

The terms associated with your extended business travel to Japan are set forth below as follows.

Location and Time Period: You will be working in the Aflac Japan office for less than one (1) year beginning upon approval of the Certificate of Eligibility (COE) and ending on December 30, 2023. The COE is expected to be approved in January 2023. We have agreed that you will spend approximately 60% of your time working in Japan and the remainder of your time will be spent in the U.S.

Compensation: Your salary will be $997,500 per year, subject to adjustment based on periodic market studies. You will be paid via the US Payroll where you will receive your salary in U.S. Dollars, from which all U.S. deductions (including federal and state taxes, applicable 401(k) contributions, and medical and other insurance premiums) will be withheld. All other forms of compensation will remain consistent with the terms of your employment agreement.

Income Taxes: In an effort to minimize any additional tax burdens associated with your extended business travel to Japan, you will be eligible to participate in Aflac Inc.’s Tax Equalization Policy. You, and not Aflac, are primarily responsible for meeting your tax compliance obligations in a complete and timely manner in the United States and Japan.

Aflac Inc. will support your meeting your compliance obligations by making available the services of its professional tax advisors, but only because of the added complexity of company-

paid compensation and related deductions, and not in connection with personal income and investments of any kind; personal investments include voluntary participation in company-sponsored investment vehicles.

At the start of your extended business travel, you will be offered tax advice consultations (in most cases, with respect to the United States and Japan) by the Company's appointed accounting firm in order to acquaint the assignee with the tax implications of the move.

Role and Responsibility: While in Japan, you will continue to function in your role as President and Chief Operating Officer of Aflac Inc. Further, you will be expected to limit your management and oversight responsibilities that relate or refer to Aflac Inc. and to delegate such activities to your direct reports, when possible. Further, you may not sign, review, negotiate, construct or design any contracts, statements of work or other company-related documents that will bind Aflac Inc. while working in Japan. In addition, you may not perform the following activities while inworking in Japan:

◦concluding a contract on behalf of the Company,
◦concluding a contract to transfer the ownership of the Company's property,
◦concluding a contract to provide services on behalf of the Company, or
◦any activities performed to support the aforementioned activities such as marketing activities which relate to a sales contract being concluded.

Section 409A Compliant: Any amounts paid in relation to your work in Japan are intended to be exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and should be interpreted as such. Any expense reimbursements made under the terms of this correspondence shall be paid as soon as practicable but no later than 90 days after you submit evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any reimbursements under this correspondence shall not be subject to liquidation or exchange for another benefit.

Please sign and return the enclosed copy of this letter to confirm acceptance of the aforementioned terms and conditions.

Sincerely,

/s/ Daniel P. Amos	/s/ Matthew Owenby
Daniel P. Amos	Matthew Owenby
Chief Executive Officer	Chief Human Resources Officer
Aflac Incorporated	Aflac Incorporated

Accepted and Agreed:

/s/ Frederick Crawford	1/15/23
Signature	Date
Frederick Crawford
President & COO
Aflac Incorporated

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